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EXHIBIT 99.1

               CITIZENS HOLDING COMPANY EARNINGS FOR 2002 UP 10.3%


PHILADELPHIA, Miss.--(BUSINESS WIRE)--January 28, 2003--Citizens Holding Company (Amex:CIZ) announced today results of operations for the three and twelve months ended December 31, 2002.

Net income for the twelve months ended December 31, 2002 was $6.298 million, or $1.27 per share-basic and $1.26 per share-diluted, an increase of 10.3% over the $5.711 million ($1.15 per share basic and diluted) for the same period in 2001. Net interest income, after provision for loan losses increased $4.096 million or 28.1%. Other income increased 11.4% to $4.435 million while other operating expenses increased $3.557 million (34.5%) to $13.865 million.

Net income for the three months ended December 31, 2002 increased 9.3% to $1.411 million, or $0.28 per share-basic and diluted, compared to $1.291 million, or $0.26 per share-basic and diluted for the same quarter last year. Net interest income, after the provision for loan losses for the quarter, was approximately 17.1% higher compared to same quarter last year. The significant increases in net interest income for the three and twelve month periods are attributable to the ongoing repricing of interest bearing deposits and the growth in investments and loans from the acquisitions of the Forest and Decatur branches and Citizens Bank & Trust in Louisville. The net interest margin for the three and twelve month periods were 4.63% and 4.67% respectively, compared to 4.48% and 4.32% for the same periods in 2001. Non-interest expenses in both the twelve month and three month period increased as a result of personnel and occupancy costs and amortization expense associated with the acquisitions, and normal costs increases related to growth of the bank.

Total assets as of December 31, 2002 increased $91.238 million, or 21.4%, compared to December 31, 2001. Deposits increased $73.459 million, or 20.4%. Loans net of unearned interest during this period grew $43.897 million, or 16.6%. The acquisition of Citizens Bank & Trust Company in Louisville, Mississippi in May 2002 accounted for $71.116 million of the asset growth, $57.940 million of the deposit growth and $15.019 million of the loan growth.

Greg L. McKee, President and CEO stated, "We are pleased that we once again have earned more profit this year than any previous year. Net income is up approximately 10.3% in 2002 when compared to 2001. Assets, loans and deposits all showed substantial growth over the previous year. Our current net interest margin of 4.67% for the year is substantially better than the 4.32% for the same period last year."

McKee added, "We have accomplished much this past year with the completion of our new Operations Center, our conversion to check imaging and the acquisition of Citizens

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Bank & Trust Company in Louisville. We look forward to using these new facilities and services to help us better serve our customers."

Adjusted for the three for two split of January 2, 2002, the Company's dividend of $0.52 per share for the year of 2002 represents an increase of 35.8% over the dividends paid in 2001.

Citizens Holding Company (the "Company") is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company's transfer agent is American Stock Transfer & Trust Company.

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company's financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company's and the bank's business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operate; (b) changes in the legislative and regulatory environment that negatively impact the Company and bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company's market area and
(h) other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

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                            Citizens Holding Company
                              Financial Highlights
                  (amounts in thousands, except per share data)
                                   (Unaudited)

                      ------------------------------------

                                                       Three Months                     Twelve Months
                                                     Ended December 31                Ended December 31

                                                   2002             2001             2002           2001
                                        -------------------------------------------------------------------
Interest income and fees                          $7,702           $7,277          $30,197         $29,119
Interest expense                                   2,394            3,007            9,746          13,399
                                        -------------------------------------------------------------------
   Net interest income                             5,308            4,270           20,451          15,720


Provision for loan losses                            751              380            1,758           1,123
   Net interest income after
     provision for loan losses                     4,557            3,890           18,693          14,597

Non-interest income                                1,232              886            4,435           3,980
Non-interest expense                               3,737            2,955           13,865          10,308
                                        -------------------------------------------------------------------

   Net income before taxes                         2,052            1,821            9,263           8,269
Income taxes                                         641              530            2,965           2,558
                                        -------------------------------------------------------------------

     Net income                                   $1,411           $1,291           $6,298          $5,711
                                        ===================================================================


Earnings per share - basic                         $0.28            $0.26            $1.27           $1.15
                                        ===================================================================

Earnings per share - diluted                       $0.28            $0.26            $1.26           $1.15
                                        ===================================================================

Average shares outstanding-basic               4,964,693        4,963,028        4,963,448       4,963,028

Average shares outstanding-diluted             5,005,979        4,986,699        4,998,997       4,980,568


                                                                                   As of           As of
                                                                               December 31,     December 31,
                                                                                   2002             2001
                                                                             ----------------------------------
Balance Sheet Data:
     Total assets                                                                 $518,451        $427,213
     Total earning assets                                                          468,592         394,315


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
     Loans net of unearned                                                         308,175         264,278
     Allowance for loan losses                                                      -4,222          -3,375
     Total deposits                                                                432,768         359,309
     Long term borrowings                                                           24,606          14,629
     Shareholders' equity                                                           53,783          47,182
     Book value per share                                                           $10.81           $9.51
     Dividends paid year to date                                                    $0.520          $0.383

Average Balance Sheet Data:
     Total assets                                                                 $491,833        $403,882
     Total earning assets                                                          450,174         361,520
     Loans net of unearned                                                         289,407         255,185
     Total deposits                                                                406,560         327,536
     Long term borrowings                                                           19,301          14,815
     Shareholders' equity                                                           51,304          47,664

Non-performing assets:
     Non-accrual loans                                                                 358             419
     Loans 90+ days past due                                                         5,117           2,918
     Other real estate owned                                                         1,286             340

Net charge-off as a percentage
     average loans                                                                   0.61%           0.42%

Performance Ratios:
     Return on average assets                                                        1.28%           1.41%
     Return on average equity                                                       12.28%          11.98%

Net interest margin (tax equivalent)                                                 4.67%           4.32%

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Contact:

Citizens Holding Company, Philadelphia
Robert T. Smith, 601/656-4692
Rsmith@netdoor.com